Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the use of our name included or incorporated by reference in this Annual Report on Form 10-K of Superior Energy Services, Inc., for the year ended December 31, 2012, and to the incorporation of our report of estimates of reserve and present value of future net reserves as of December 31, 2010, and 2011, (our Report) into the Annual Report. In addition, we hereby consent to the use of our name included or incorporated by reference and to our Report in Superior Energy Services, Inc.’s Registration Statements on Form S-8 (Registration Nos. 333-125316, 333-116078, 333-101211, 333-60860, 333-33758, 333-43421, 333-12175, 333-136809, 333-146237, 333-144394, 333-161212, 333-174972, and 333-177679).

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/	Danny D. Simmons
Danny D. Simmons, P.E. President and Chief Operating Officer

Houston, Texas

February 21, 2013